Exhibit 10.1

TAX SHARING AGREEMENT

by and among

TYCO INTERNATIONAL LTD.,

TYCO HEALTHCARE LTD.,

and

TYCO ELECTRONICS LTD.

DATED AS OF           , 2007

i

ii

Section 14.2	Survival	47
Section 14.3	Notices	47
Section 14.4	Waivers	48
Section 14.5	Amendments	48
Section 14.6	Assignment	48
Section 14.7	Successors and Assigns	48
Section 14.8	Certain Termination and Amendment Rights	48
Section 14.9	No Circumvention	48
Section 14.10	Subsidiaries	48
Section 14.11	Third Party Beneficiaries	49
Section 14.12	Title and Headings	49
Section 14.13	Exhibits and Schedules	49
Section 14.14	Governing Law	49
Section 14.15	Consent to Jurisdiction	49
Section 14.16	Specific Performance	49
Section 14.17	Waiver of Jury Trial	49
Section 14.18	Force Majeure	50
Section 14.19	Construction	50
Section 14.20	Changes in Law	50
Section 14.21	Authority	50
Section 14.22	Severability	50
Section 14.23	Tax Sharing Agreements	51
Section 14.24	Exclusivity	51
Section 14.25	No Duplication; No Double Recovery	51

Schedules

Schedule 1.1(13)	List of ATOB Entities
Schedule 1.1(50)(c)	List of U.S. state and local Taxes
Schedule 1.1(82)	List of Qualified Tax Counsel
Schedule 1.1(88)	List of Section 355 Entities
Schedule 1.1(98)(a)	List of U.S. Tax Attributes
Schedule 1.1(98)(b)	List of non-U.S. Tax Attributes
Schedule 1.1(108)	List of Transferee Entities
Schedule 1.1(109)	List of Transferor Entities
Schedule 2.1(a)	Preparation of Pre-Distribution Income Tax Returns
Schedule 2.2(a)	Preparation of Straddle Income Tax Returns
Schedule 2.3	Preparation of Post-Distribution Income Tax Returns and Non-Income Tax Returns
Schedule 11.1(a)	Allocation of certain Tax Attributes
Schedule 11.2(i)(iv)	List of entities/branches
Schedule 11.2(i)(v)	List of entities/branches
Schedule 11.3	Description of certain Tax Attributes
Schedule 13.10	Matters Excepted from Arbitration

iii

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is made and entered into as of the       day of             , 2007, by and among Tyco International Ltd., a Bermuda corporation (“Tyco International”), Tyco Healthcare Ltd., a Bermuda corporation (“Tyco Healthcare”), and Tyco Electronics Ltd., a Bermuda corporation (“Tyco Electronics”). Each of Tyco International, Tyco Healthcare, and Tyco Electronics is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Tyco International, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Healthcare Business (as defined herein), (ii) the Electronics Business (as defined herein), and (iii) the Tyco Retained Business (as defined herein);

WHEREAS, the Board of Directors of Tyco International has determined that it is appropriate, desirable and in the best interests of Tyco International and its stockholders to separate Tyco International into three separate, publicly traded companies, one for each of (i) the Healthcare Business, which shall be owned and conducted, directly or indirectly, by Tyco Healthcare, (ii) the Electronics Business, which shall be owned and conducted, directly or indirectly, by Tyco Electronics, and (iii) the Tyco Retained Business which shall be owned and conducted, directly or indirectly, by Tyco International;

WHEREAS, in order to effect such separation, the Board of Directors of Tyco International has determined that it is appropriate, desirable and in the best interests of Tyco International and its stockholders (i) to enter into a series of transactions whereby (A) Tyco International and/or one or more members of the Tyco International Group will, collectively, own all of the Tyco Retained Assets and assume (or retain) all of the Tyco Retained Liabilities, (B) Tyco Healthcare and/or one or more members of the Tyco Healthcare Group will, collectively, own all of the Healthcare Assets and assume (or retain) all of the Healthcare Liabilities, and (C) Tyco Electronics and/or one or more members of the Tyco Electronics Group will, collectively, own all of the Electronics Assets and assume (or retain) all of the Electronics Liabilities and (ii) for Tyco International to distribute to the holders of Tyco International Common Stock on a pro rata basis (in each case without consideration being paid by such stockholders) (A) all of the outstanding shares of common stock, par value $0.20 per share, of Tyco Healthcare (the “Tyco Healthcare Common Stock”), and (B) all of the outstanding shares of common stock, par value $0.20 per share, of Tyco Electronics (the “Tyco Electronics Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);

WHEREAS, it is the intention of the Parties that each of the contributions of assets to, and the assumption of liabilities by, Tyco Healthcare and Tyco Electronics together with the corresponding distribution of all of the Tyco Healthcare Common Stock and the Tyco Electronics Common Stock, respectively, shall qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that each of the distribution of Tyco Healthcare Common Stock and Tyco Electronics Common Stock, respectively, to the stockholders of Tyco International will qualify as a tax-free under Section 355(a) of the Code to such stockholders and as tax-free to Tyco International under Section 361(c) of the Code;

WHEREAS, subject to Section 9.2, it is the intention of the Parties that all pre-separation U.S. federal, state, and local audits will be managed, controlled and conducted by Tyco International’s U.S. Federal and State Audit Groups currently located in Boca Raton, Florida (the “Boca Raton Audit Team”);

WHEREAS, notwithstanding the implementation of certain internal transactions undertaken preparatory to and in contemplation of aligning and properly capitalizing the Healthcare Business, the Electronics Business, and the Tyco Retained Business prior to the Distributions, it is the intention of the Parties that the shared responsibility for certain Tax liabilities and certain Distribution Tax liabilities be given effect no earlier than and only upon the Effective Time, all as described more fully herein; and

WHEREAS, in connection with the Plan of Separation, the Parties desire to set forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1                                      Definitions. As used in this Agreement, the following terms shall have the following meanings:

(1)                                  “AAA” has the meaning set forth in Section 13.2.

(2)                                  “Accelerated Dispute” has the meaning set forth in Section 13.2.

(3)                                  “Acceptance Notice” has the meaning set forth in Section 9.2(d)(iii).

(4)                                  “Active Business” means the business conducted by each of the ATOB Entities as of the applicable distribution date.

(5)                                  “Administration Vote Notice” has the meaning set forth in Section 9.2(d)(i).

(6)                                  “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, none of the Parties or their respective Subsidiaries shall be considered an “Affiliate” of any of the other Parties or their respective Subsidiaries (determined on the same basis).

(7)                                  “Agreement” has the meaning set forth in the preamble hereto.

(8)                                  “Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

(9)                                  “Applicable TUSHI DCLs” has the meaning set forth in Section 11.2(i)(iv).

(10)                            “Applicable TYUSHI DCLs” has the meaning set forth in Section 11.2(i)(v).

(11)                            “Apportioned” means allocated, apportioned, or retained, as the case may be.

(12)                            “Assets” has the meaning set forth in the Separation and Distribution Agreement.

(13)                            “ATOB Entities” mean the entities listed on Schedule 1.1(13).

(14)                            “Audit” means any audit (including a determination of the status of qualified and non-qualified employee benefit plans), assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

(15)                            “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 9.2(a), as may be changed from time to time in accordance with Section 9.2(d).

(16)                            “Audit Representative” means the Senior Vice President and Chief Tax Officer of each Party (or such other Officer of a Party that may be designated by that Party’s Chief Financial Officer from time to time).

(17)                            “Bankruptcy” has the meaning set forth in the Separation and Distribution Agreement.

(18)                            “Boca Raton Audit Team” has the meaning referred to in the recitals to this Agreement.

(19)                            “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.

(20)                            “Business Entity” means any corporation, partnership, limited liability company, or other entity.

(21)                            “Change of Control” has the meaning set forth in the Joint Defense Agreement.

(22)                            “Claimed Deductions” has the meaning set forth in Section 6.1(a).

(23)                            “Claiming Party” has the meaning set forth in Section 6.1(a).

(24)                            “Code” has the meaning referred to in the recitals to this Agreement.

(25)                            “Common Parent” means (a) for U.S. federal income tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated income tax return, or (b) for state, local or non-U.S. income tax purposes, the common parent (or similar term) (which need not be a corporation) of a consolidated, unitary, combined or similar group.

(26)                            “Correlative Adjustment” means a disallowance of an item of deduction, loss or credit (or an increase of an item of income or gain) that is related or attributable to the Assets of a Party or that Party’s Affiliates, that is included in a Tax Return for a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date, and that results in a correlative increase of an item of deduction, loss or credit (or reduction of an item of income or gain) with respect to another Party or that Party’s Affiliates with respect to such period or periods.

(27)                            “Correlative Detriment” has the meaning set forth in Section 4.1(b).

(28)                            “Credit Carryover” means the aggregate of all alternative minimum Tax credit carryovers, general business credit carryovers, and foreign Tax credit carryovers pursuant to Section 904(c) of the Code.

(29)                            “DCL” has the meaning set forth in Section 11.2(i)(i).

(30)                            “Deferred Compensation Deduction” means an Income Tax deduction arising with respect to (a) the Tyco Deferred Compensation Liabilities, the Tyco Deferred Stock Units, the Healthcare Deferred Compensation Liabilities, the Healthcare Deferred Stock Units, the Electronics Deferred Compensation Liabilities, or the Electronics Deferred Stock Units; (b) the Tyco Options, the Healthcare Options or the Electronics Options, including, without limitation, a deduction arising from disqualifying dispositions relating to prior exercises of stock options issued pursuant to the Tyco Employee Stock Purchase Plan; or (c) the Tyco Restricted Stock, the Tyco Restricted Stock Units, the Tyco Performance Share Units, the Healthcare Restricted Stock, the Healthcare Restricted Stock Units, the Healthcare Performance Share Units, the Electronics Restricted Stock, the Electronics Restricted Stock Units, or the Electronics Performance Share Units, as such terms are defined for purposes of the Separation and Distribution Agreement (referred to collectively as the “Deferred Compensation Deductions” and each individually as a “Deferred Compensation Deduction”).

(31)                            “Dispute” has the meaning set forth in Section 13.1.

(32)                            “Dispute Notice” has the meaning set forth in Section 13.1.

(33)                            “Distribution” or “Distributions” means, individually or collectively:

(a)                                  the distribution on the Distribution Date to holders of record of shares of Tyco International Common Stock as of the Distribution Date of the Tyco Electronics Common Stock and the Tyco Healthcare Common Stock owned by Tyco International, and

(b)                                 to the extent not otherwise included in (a), the distributions described in the IRS Ruling and the Tax Representation Letters.

(34)                            “Distribution Date” means the date on which the Distributions are effectuated pursuant to the Separation and Distribution Agreement.

(35)                            “Distribution Taxes” mean any and all Taxes (a) required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Distributions to qualify under Section 355(a) or (c) of the Code or, if applicable, Section 361(c) of the Code, or the application of Section 355(d) or (e) of the Code to the Distributions (or the failure to qualify under or the application of corresponding provisions of the Laws of other jurisdictions); or (b) required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of any transaction undertaken in connection with or pursuant to the Plan of Separation to qualify for tax-free treatment, in whole or in part, but, with respect to both (a) and (b) above, only to the extent that such qualification or tax-free treatment was claimed by one or more of the Parties on a Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period.

(36)                            “DRC” has the meaning set forth in Section 11.2(i)(iii).

(37)                            “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority.

(38)                            “Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

(39)                            “Elected Party” has the meaning set forth in Section 9.2(d)(iii).

(40)                            “Electronics Assets” has the meaning set forth in the Separation and Distribution Agreement.

(41)                            “Electronics Business” has the meaning set forth in the Separation and Distribution Agreement.

(42)                            “Employing Party” has the meaning set forth in Section 6.1.

(43)                            “Estimated Tax Return” has the meaning set forth in Section 2.1(c)(iv).

(44)                            “Fault” has the meaning set forth in Section 5.3.

(45)                            “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a)                                  a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed;

(b)                                 a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c)                                  any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or

(d)                                 any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(46)                            “Final Tax Attribute Allocation” has the meaning set forth in Section 11.1(b).

(47)                            “Group” means the Tyco International Group, the Tyco Healthcare Group, or the Tyco Electronics Group.

(48)                            “Healthcare Assets” has the meaning set forth in the Separation and Distribution Agreement.

(49)                            “Healthcare Business” has the meaning set forth in the Separation and Distribution Agreement.

(50)                            “Income Taxes” mean:

(a)                                  all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above;

(b)                                 all U.S., state, local or non-U.S. franchise Taxes;

(c)                                  all U.S. state and local Taxes not otherwise included in (a) or (b) above that are listed on Schedule 1.1(50)(c); and

(d)                                 including in the case of each of (a), (b), and (c) above, any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.

(51)                            “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

(52)                            “Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party or Parties to this Agreement.

(53)                            “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.

(54)                            “Independent Firm” means a nationally recognized law or accounting firm.

(55)                            “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(56)                            “IRS Ruling” means the requests submitted to the IRS for all private letter rulings to be obtained by Tyco International from the IRS in connection with the Plan of Separation, and any supplemental materials submitted to the IRS relating thereto, and the IRS private letter rulings received by Tyco International with respect to the Plan of Separation.

(57)                            “Joint Defense Agreement” means the Joint Defense Agreement by and among Tyco International, Tyco Healthcare, and Tyco Electronics, dated as of            , 2007.

(58)                            “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

(59)                            “LIBOR” means the British Bankers Association London Interbank Offered Rate, as it is published by Reuters, or any successor to or substitute for such service providing rate quotations of the British Bankers Association London Interbank Offered Rate, at approximately 11:00 a.m., London time. In the event that such British Bankers Association London Interbank Offered Rate is not available at such time for any reason, then LIBOR shall be the rate at which dollar deposits of $10 million and for a maturity of one (1) week are offered by the principal London office of Citibank in the London interbank market at approximately 11:00 a.m., London time.

(60)                            “Majority of the Parties” means the consent of at least two of the Parties.

(61)                            “McDermott” means McDermott Will & Emery LLP.

(62)                            “Mediation Period” has the meaning set forth in Section 13.2.

(63)                            “New York Courts” has the meaning set forth in the Separation and Distribution Agreement.

(64)                            “Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

(65)                            “Other Dispute” has the meaning set forth in Section 13.2(b).

(66)                            “Party” has the meaning set forth in the preamble hereto.

(67)                            “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(68)                            “Plan of Separation” has the meaning set forth in the recitals hereto.

(69)                            “Post-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Post-Distribution Tax Period.

(70)                            “Post-Distribution Ruling” has the meaning set forth in Section 5.4.

(71)                            “Post-Distribution Tax Period” means a Tax year beginning and ending after the Distribution Date.

(72)                            “Pre-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Pre-Distribution Tax Period.

(73)                            “Pre-Distribution Non-Income or Non-U.S. Tax Audit” means any Audit related to any (a) U.S. federal, state, or local Taxes other than Income Taxes, or (b) any non-U.S. Taxes, in each case with respect to a Tax Return filed, or allegedly required to be filed, for any Pre-Distribution Tax Period or Straddle Tax Period; provided, however, this term shall not include any Audit that is a Pre-Distribution Transfer Pricing Tax Audit.

(74)                            “Pre-Distribution Tax Period” means a Tax year beginning and ending on or before the Distribution Date.

(75)                            “Pre-Distribution Transfer Pricing Tax Audit” means any Audit of any Income Taxes related to or arising from (a) an intercompany transfer pricing adjustment under Section 482 of the Code and the Treasury Regulations thereunder, or an analogous provision under U.S. state and local or non-U.S. Law, or (b) a determination that the activities of a Party or its Affiliates give rise to a “permanent establishment,” presence, or nexus in any jurisdiction that could subject it to Income Tax there, in each of (a) and (b), for any Pre-Distribution Tax Period or Straddle Tax Period.

(76)                            “Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audit” means any Audit for a Pre-Distribution Tax Period or Straddle Tax Period of (a) Tyco International (US) Inc. Retirement Savings and Investment Plan I, Tyco International (US) Inc. Retirement Savings and Investment Plan II, Tyco International (US) Inc. Retirement Savings and Investment Plan III, Tyco International (US) Inc. Retirement Savings and Investment Plan IV, Tyco International (US) Inc. Retirement Savings and Investment Plan V, Tyco International (US) Inc. Retirement Savings and Investment Plan VI (Puerto Rico), Kendall/ADT Pension Plan, or Tyco Electronics Pension Plan; or (b) payroll taxes for TME Management Corp., Citrine Management Corp., or any predecessor payroll company to TME Management Corp.

(77)                            “Pre-Distribution U.S. Income Tax Audit” means any Audit of any U.S. federal, state, or local Income Tax Return filed, or allegedly required to be filed, for any Pre-Distribution

Tax Period or Straddle Tax Period; provided, however, this term shall not include any Audit that is a Pre-Distribution Transfer Pricing Tax Audit or a Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audit.

(78)                            “Preparing Party” has the meaning set forth in Section 2.1(a).

(79)                            “Previously Paid Estimated Taxes” has the meaning set forth in Section 3.4.

(80)                            “Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

(81)                            “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which any of the Parties or any of the Section 355 Entities (or any successor thereto) would merge or consolidate with any other Person, or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates (or any successor thereto) and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties or any of the Section 355 Entities, as the case may be, that would, when combined with any other changes in ownership of the stock of such Party or any of the Section 355 Entities, comprise more than thirty-five percent (35%) of (a) the value of all outstanding stock of such Party or any of the Section 355 Entities as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding stock of such Party or any of the Section 355 Entities as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

(82)                            “Qualified Tax Counsel” means any of the law firms listed on Schedule 1.1(82).

(83)                            “Refund” means any refund of Taxes (including any overpayment of Taxes for a period ending on or prior to the Distribution Date that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on the receipt of the refund.

(84)                            “Replaced Audit Management Party” has the meaning set forth in Section 9.2(d)(iv).

(85)                            “Requesting Party” shall have the meaning set forth in Section 5.4.

(86)                            “Restricted Period” means the period beginning the day after the Distribution Date and ending on the two-year anniversary thereof.

(87)                            “Rules” has the meaning set forth in Section 13.3.

(88)                            “Section 355 Entities” mean the entities listed on Schedule 1.1(88).

(89)                            “Separation and Distribution Agreement” means the Separation and Distribution Agreement by and among Tyco International, Tyco Healthcare, and Tyco Electronics, dated as of              , 2007.

(90)                            “Shared Entities” mean, each individually and collectively, all Tyco International-Tyco Electronics Shared Entities, Tyco International-Tyco Healthcare Shared Entities, Tyco Electronics-Tyco International Shared Entities, Tyco Electronics-Tyco Healthcare Shared Entities, Tyco Healthcare-Tyco International Shared Entities, and Tyco Healthcare-Tyco Electronics Shared Entities.

(91)                            “Sharing Percentages” means, with respect to Tyco International, the Tyco International Sharing Percentage, with respect to Tyco Healthcare, the Tyco Healthcare Sharing Percentage, and with respect to Tyco Electronics, the Tyco Electronics Sharing Percentage.

(92)                            “Spinco Parties” mean, each individually and collectively, Tyco Healthcare and Tyco Electronics.

(93)                            “Straddle Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party and its Affiliates for a Straddle Tax Period.

(94)                            “Straddle Tax Period” means a Tax year beginning before the Distribution Date and ending after the Distribution Date.

(95)                            “SU” has the meaning set forth in Section 11.2(i)(ii).

(96)                            “Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

(97)                            “Tax” or “Taxes” whether used in the form of a noun or adjective, means taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges, or withholdings of any nature. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(98)                            “Tax Attributes” mean:

(a)                                  for U.S. federal, state, and local Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code) and that are described on Schedule 1.1(98)(a); and

(b)                                 for non-U.S. (including Swiss federal and cantonal income) tax purposes, the tax loss attributes set forth in Schedule 1.1(98)(b).

(99)                            “Tax Benefit Actually Realized” means with respect to a Party and its Subsidiaries determined only with respect to the referenced taxable year, the sum of:

(a)                                  the excess (if any) of (i) the amount of Taxes that the Party and its Subsidiaries would have owed in such taxable year (excluding the effect of any carryforwards of net operating or capital losses or Tax credits to such year) had there been no payment or event giving rise to such a determination, over (ii) the amount of Taxes actually paid by the Party and its Subsidiaries in such taxable year (excluding the effect of any carryforwards of net operating losses or Tax credits to such year) after taking into account such payment or determination; and

(b)                                 the excess (if any) of (i) the amount of the Refund actually received by the Party and its Subsidiaries with respect to that taxable year (excluding the effect of any carryforwards of net operating losses or Tax credits to such year) as a result of the carryback of Tax items to prior taxable years after taking into account such payment or determination, over (ii) the amount of the Refund that the Party and its Subsidiaries would have been entitled to receive with respect to that taxable year (excluding the effect of any carryforwards of net operating losses or Tax credits to such year) as a result of the carryback of Tax items to prior taxable years had there been no payment or event giving rise to such a determination.

The Tax Benefit Actually Realized shall be computed based on the actual U.S. or non-U.S. income tax rates applicable to the Party and its Subsidiaries during the applicable tax year; provided, however, that if the Tax Benefit Actually Realized includes a U.S. federal income tax benefit attributable to the deduction of interest included in Taxes, then the Parties shall assume that the applicable U.S. state and local income tax rate is 2 percent (2%) in lieu of the applicable Party’s and its Subsidiaries’ actual U.S. state and local income tax rate.

(100)                      “Tax-Free Status” means the qualification of a Distribution or any other transaction contemplated by the IRS Ruling or any Tax Opinion as a transaction in which gain or loss is not recognized, in whole or in part, and no amount is included in income, including by reason of Distribution Taxes, for U.S. federal, state, and local income tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code).

(101)                      “Tax Group” means any U.S. federal, state, local or non-U.S. affiliated, consolidated, combined, unitary or similar group that files a Tax Return or Tax Returns.

(102)                      “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

(103)                      “Tax Management Change Event” has the meaning set forth in Section 9.2(d)(i).

(104)                      “Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by McDermott to Tyco International or any of its Affiliates in connection with the Plan of Separation.

(105)                      “Tax Package” means:

(a)                                  a pro forma Tax Return relating to the operations of a Spinco Party and/or its Subsidiaries that are required to be included in any Tax Group of which a Shared Entity is or was the Common Parent and such Spinco Party and/or such Subsidiaries is or was a member for one or more days in a taxable year; and

(b)                                 all information relating to the operations of a Spinco Party and/or its Subsidiaries that is reasonably necessary to prepare and file the applicable Tax Return required to be filed by any Tax Group of which a Shared Entity is or was the common parent and such Spinco Party or any of its Subsidiaries is or was a member for one or more days in a Tax year.

(106)                      “Tax Representation Letter” means any letter containing certain representations and covenants issued by a Tyco International or any of its Affiliates to McDermott in connection with the Tax Opinions.

(107)                      “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.

(108)                      “Transferee Entities” mean the entities listed on Schedule 1.1(108).

(109)                      “Transferor Entities” mean the entities listed on Schedule 1.1(109).

(110)                      “Treasury Regulations” mean the final and temporary (but not proposed) income tax and administrative regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(111)                      “TUSHI” means Tyco (US) Holdings, Inc.

(112)                      “Tyco Electronics” has the meaning set forth in the recitals hereto.

(113)                      “Tyco Electronics Allocable Audit Portion” means the amount of any Taxes attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such periods to the extent such Taxes are attributable to any Tyco Electronics-Tyco International Shared Entities or Tyco Electronics-Tyco Healthcare Shared Entities, as the case may be. The determination of the amount of additional Taxes attributable to the Tyco Electronics-Tyco International Shared Entities or the Tyco Electronics-Tyco Healthcare Shared Entities shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes due and payable pursuant to a Final Determination, over (b) the net amount of Taxes that would be due and payable pursuant to the Final Determination if such Taxes were recalculated excluding the Tyco Electronics-Tyco International Shared Entities or the Tyco Electronics-Tyco Healthcare Shared Entities; provided, however, if the sum of the Taxes that would be due and payable determined on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively, would be different than the additional Taxes actually due and payable, the Tyco Electronics Allocable Audit Portion shall be equal to the product of (c) such additional Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be due and payable determined on a separate basis for the Electronics Assets, and (ii) the denominator of which is the sum of the Taxes that would be due and payable determined on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively. For purposes of this determination, any Distribution Taxes incurred shall be deemed not to have been incurred as part of the conduct of the Tyco Electronics-Tyco International Shared Entities or the Tyco Electronics-Tyco Healthcare Shared Entities, regardless of which entity incurs such Distribution Taxes.

(114)                      “Tyco Electronics Allocable Portion” means, with respect to a Tax Return filed after the Distribution Date for either a Pre-Distribution Tax Period or Straddle Tax Period, the amount of Taxes for such period attributable to any Tyco Electronics-Tyco International Shared Entities or Tyco Electronics-Tyco Healthcare Shared Entities (net of any previously paid estimated Taxes for such period that are attributable to the Tyco Electronics-Tyco International Shared Entities or the Tyco Electronics-Tyco Healthcare Shared Entities), as the case may be. The determination of the amount of Taxes attributable to the Tyco Electronics-Tyco International Shared Entities or the Tyco Electronics-Tyco Healthcare Shared Entities for a given Tax Return shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on such Tax Return as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if such Tax Return were recalculated excluding the Tyco Electronics-Tyco International Shared Entities or the Tyco Electronics-Tyco Healthcare Shared Entities; provided, however, if the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively, are different than the Taxes actually due and payable on such Tax Return, the Tyco Electronics Allocable Portion shall be equal to the product of (c) such Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the Electronics Assets, and (ii) the denominator of which is the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively. For purposes of this determination, any Distribution Taxes incurred shall be deemed not to have been incurred as part of the conduct of the Tyco Electronics-Tyco International Shared Entities or the Tyco Electronics-Tyco Healthcare Shared Entities, regardless of which entity incurs such Distribution Taxes. In addition, for purposes of this determination, the amount of previously paid estimated Taxes attributable to the Tyco Electronics-Tyco International Shared Entities or the Tyco Electronics-Tyco Healthcare Shared Entities, as the case may be, shall be equal to the amount of estimated Taxes that were previously paid in respect to the Electronics Assets.

(115)                      “Tyco Electronics Common Stock” has the meaning set forth in the recitals hereto.

(116)                      “Tyco Electronics Group” has the same meaning as “Electronics Group” as set forth in the Separation and Distribution Agreement.

(117)                      “Tyco Electronics Sharing Percentage” means thirty-one percent (31%).

(118)                      “Tyco Electronics-Tyco Healthcare Shared Entities” mean on or before the Distribution Date, any Electronics Assets that are merged with and into or otherwise acquired by the Electronics Business from a Tyco Healthcare Tax Group.

(119)                      “Tyco Electronics-Tyco International Shared Entities” mean on or before the Distribution Date, any Electronics Assets that are merged with and into or otherwise acquired by the Electronics Business from a Tyco International Tax Group.

(120)                      “Tyco Healthcare” has the meaning set forth in the recitals to this Agreement.

(121)                      “Tyco Healthcare Allocable Audit Portion” means the amount of any Taxes attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such periods to the extent such Taxes are attributable to any Tyco Healthcare-Tyco International Shared Entities or Tyco Healthcare-Tyco Electronics Shared Entities, as the case may be. The determination of the amount of additional Taxes attributable to the Tyco Healthcare-Tyco International Shared Entities or the Tyco Healthcare-Tyco Electronics Shared Entities shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes due and payable pursuant to a Final Determination, over (b) the net amount of Taxes that would be due and payable pursuant to the Final Determination if such Taxes were recalculated excluding the Tyco Healthcare-Tyco International Shared Entities or the Tyco Healthcare-Tyco Electronics Shared Entities; provided, however, if the sum of the Taxes that would be due and payable determined on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively, would be different than the additional Taxes actually due and payable, the Tyco Healthcare Allocable Audit Portion shall be equal to the product of (c) such additional Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be due and payable determined on a separate basis for the Healthcare Assets, and (ii) the denominator of which is the sum of the Taxes that would be due and payable determined on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively. For purposes of this determination, any Distribution Taxes incurred shall be deemed not to have been incurred as part of the conduct of the Tyco Healthcare-Tyco International Shared Entities or the Tyco Healthcare-Tyco Electronics Shared Entities, regardless of which entity incurs such Distribution Taxes.

(122)                      “Tyco Healthcare Allocable Portion” means, with respect to a Tax Return filed after the Distribution Date for either a Pre-Distribution Tax Period or Straddle Tax Period, the amount of Taxes for such period attributable to any Tyco Healthcare-Tyco International Shared Entities or Tyco Healthcare-Tyco Electronics Shared Entities (net of any previously paid estimated Taxes for such period that are attributable to the Tyco Healthcare-Tyco International

Shared Entities or the Tyco Healthcare-Tyco Electronics Shared Entities), as the case may be. The determination of the amount of Taxes attributable to the Tyco Healthcare-Tyco International Shared Entities or the Tyco Healthcare-Tyco Electronics Shared Entities for a given Tax Return shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on such Tax Return as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if such Tax Return was recalculated excluding the Tyco Healthcare-Tyco International Shared Entities or the Tyco Healthcare-Tyco Electronics Shared Entities; provided, however, if the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively, are different than the Taxes actually due and payable on such Tax Return, the Tyco Healthcare Allocable Portion shall be equal to the product of (c) such Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the Healthcare Assets, and (ii) the denominator of which is the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively. For purposes of this determination, any Distribution Taxes incurred shall be deemed not to have been incurred as part of the conduct of the Tyco Healthcare-Tyco International Shared Entities or the Tyco Healthcare-Tyco Electronics Shared Entities, regardless of which entity incurs such Distribution Taxes. In addition, for purposes of this determination, the amount of previously paid estimated Taxes attributable to the Tyco Healthcare-Tyco International Shared Entities or the Tyco Healthcare-Tyco Electronics Shared Entities, as the case may be, shall be equal to the amount of estimated Taxes that were previously paid in respect to the Healthcare Assets.

(123)                      “Tyco Healthcare Common Stock” has the meaning set forth in the recitals hereto.

(124)                      “Tyco Healthcare Group” has the same meaning as “Healthcare Group” as set forth in the Separation and Distribution Agreement.

(125)                      “Tyco Healthcare Sharing Percentage” means forty-two percent (42%).

(126)                      “Tyco Healthcare-Tyco Electronics Shared Entities” mean on or before the Distribution Date, any Healthcare Assets that are merged with and into or otherwise acquired by the Healthcare Business from a Tyco Electronics Tax Group.

(127)                      “Tyco Healthcare-Tyco International Shared Entities” mean on or before the Distribution Date, any Healthcare Assets that are merged with and into or otherwise acquired by the Healthcare Business from a Tyco International Tax Group.

(128)                      “Tyco International” has the meaning set forth in the preamble of this Agreement.

(129)                      “Tyco International Allocable Audit Portion” means the amount of any Taxes attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date that are not reported on a Tax Return filed for such periods to the extent such Taxes are attributable to any Tyco International-Tyco Electronics Shared Entities or Tyco

International-Tyco Healthcare Shared Entities, as the case may be. The determination of the amount of additional Taxes attributable to the Tyco International-Tyco Electronics Shared Entities or the Tyco International-Tyco Healthcare Shared Entities shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes due and payable pursuant to a Final Determination, over (b) the net amount of Taxes that would be due and payable pursuant to the Final Determination if such Taxes were recalculated excluding the Tyco International-Tyco Electronics Shared Entities or the Tyco International-Tyco Healthcare Shared Entities; provided, however, if the sum of the Taxes that would be due and payable determined on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively, would be different than the additional Taxes actually due and payable, the Tyco International Allocable Audit Portion shall be equal to the product of (c) such additional Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be due and payable determined on a separate basis for the Tyco Retained Assets, and (ii) the denominator of which is the sum of the Taxes that would be due and payable determined on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively. For purposes of this determination, any Distribution Taxes incurred shall be deemed not to have been incurred as part of the conduct of the Tyco International-Tyco Electronics Shared Entities or the Tyco International-Tyco Healthcare Shared Entities, regardless of which entity incurs such Distribution Taxes.

(130)                      “Tyco International Allocable Portion” means, with respect to a Tax Return filed after the Distribution Date for either a Pre-Distribution Tax Period or Straddle Tax Period, the amount of Taxes for such period attributable to any Tyco International-Tyco Electronics Shared Entities or Tyco International-Tyco Healthcare Shared Entities (net of any previously paid estimated Taxes for such period that are attributable to the Tyco International-Tyco Electronics Shared Entities or the Tyco International-Tyco Healthcare Shared Entities), as the case may be. The determination of the amount of Taxes attributable to the Tyco International-Tyco Electronics Shared Entities or the Tyco International-Tyco Healthcare Shared Entities for a given Tax Return shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on such Tax Return as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if such Tax Return was recalculated excluding the Tyco International-Tyco Electronics Shared Entities or the Tyco International-Tyco Healthcare Shared Entities; provided, however, if the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively, are different than the Taxes actually due and payable on such Tax Return, the Tyco International Allocable Portion shall be equal to the product of (c) such Taxes that are actually due and payable, and (d) a fraction (i) the numerator of which is the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for the Tyco Retained Assets, and (ii) the denominator of which is the sum of the Taxes that would be shown as due and payable on such Tax Return if such Tax Return were prepared on a separate basis for each of the Electronics Assets, the Healthcare Assets, and the Tyco Retained Assets, respectively. For purposes of this determination, any Distribution Taxes incurred shall be deemed not to have been incurred as part of the conduct of the Tyco International-Tyco Electronics Shared Entities or the Tyco International-Tyco Healthcare Shared Entities, regardless of which entity incurs such Distribution Taxes. In addition, for purposes of this determination, the amount of previously paid estimated Taxes attributable to the Tyco International-Tyco Electronics Shared Entities or the Tyco International-Tyco Healthcare Shared Entities, as the case may be, shall be equal to the amount of estimated Taxes that were previously paid in respect to the Retained Assets.

(131)                      “Tyco International Common Stock” has the same meaning as “Tyco Common Stock” as set forth in the Separation and Distribution Agreement.

(132)                      “Tyco International Group” has the same meaning as “Tyco Group” as set forth in the Separation and Distribution Agreement.

(133)                      “Tyco International Sharing Percentage” means twenty-seven percent (27%).

(134)                      “Tyco International-Tyco Electronics Shared Entities” mean on or before the Distribution Date, any Tyco Retained Assets that are merged with and into or otherwise acquired by the Tyco Retained Business from a Tyco Electronics Tax Group.

(135)                      “Tyco International-Tyco Healthcare Shared Entities” mean on or before the Distribution Date, any Tyco Retained Assets that are merged with and into or otherwise acquired by the Tyco Retained Business from a Tyco Healthcare Tax Group.

(136)                      “Tyco Retained Assets” has the meaning set forth in the Separation and Distribution Agreement.

(137)                      “Tyco Retained Business” has the meaning set forth in the Separation and Distribution Agreement.

(138)                      “TYUSHI” means TyCom (US) Holdings, Inc.

(139)                      “Unqualified Tax Opinion” means an unqualified “will” opinion of Qualified Tax Counsel, which opinion is reasonably acceptable to each of the Parties and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes, including confirmation in accordance with Circular 230 or otherwise that may be provided for purposes of avoiding any applicable penalties or additions to Tax.

(140)                      “U.S.” means the United States.

Section 1.2                                      References; Interpretation.

(a)                                  Terms not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

(b)                                 The Parties agree that this Agreement is intended solely to determine the cash tax obligations of the Parties and does not address the manner or method of tax accounting for any item.

Section 1.3                                      Effective Time.

(a)                                  The Parties acknowledge that the Plan of Separation contemplates a series of interrelated and intermediate internal transactions undertaken preparatory to and in contemplation of the Distributions that must be completed prior to the Effective Time in order to align and properly capitalize the Healthcare Business, the Electronics Business, and the Tyco Retained Business, including the assignment of TUSHI and all of its Tax liabilities to the Electronics Business.

(b)                                 Notwithstanding that these interrelated and intermediate internal transactions must be given effect prior to the Distributions, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1                                      Responsibility of Parties to Prepare and File Pre-Distribution Income Tax Returns.

(a)                                  General. To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, Schedule 2.1(a) sets forth the Parties (each, a “Preparing Party”) that are responsible for preparing or causing to be prepared all Pre-Distribution Income Tax Returns, and the manner in which the Parties will share the various costs associated with such preparation. The Party responsible, or whose Affiliate is responsible, for filing a Pre-Distribution Income Tax Return under applicable Law shall file or cause to be filed such Pre-Distribution Income Tax Return with the applicable Taxing Authority. Pre-Distribution Income Tax Returns shall be prepared in a manner (i) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; and (ii) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions. Payments between a Party or any of its Affiliates and another Party or any of its Affiliates for reasonable preparation costs and expenses shall be treated as amounts deductible by the paying Party and its Affiliates pursuant to Section 162 of the Code, and none of the Parties or any of their Affiliates shall take any position inconsistent with such treatment, except to the extent a Final Determination with respect to the paying entity causes such payment to not be so treated (in which case the payment shall be treated in accordance with such Final Determination).

(b)                                 Tax Package. To the extent not previously provided, each Party other than the Preparing Party shall (at its own cost and expense), to the extent that a Pre-Distribution Income Tax Return includes items of that Party or its Affiliates, prepare and provide or cause to be prepared and provided to the Preparing Party (and make available or cause to be made available to the other Party) a Tax Package relating to that Pre-Distribution Income Tax Return. Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Affiliates. In the event a Party does not fulfill its obligations pursuant to this Section 2.1(b), the Preparing Party shall be entitled, at the sole cost and expense of the first Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Pre-Distribution Income Tax Return.

(c)                                  Procedures Relating to the Preparation and Filing of Pre-Distribution Income Tax Returns.

(i)                                     In the case of Pre-Distribution Income Tax Returns, to the extent not previously filed, no later than thirty (30) days prior to the Due Date of each such Tax Return (reduced to ten (10) days for state or local Pre-Distribution Income Tax Returns), the Preparing Party shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to each of the other Parties. The other Parties shall have access to any and all data and information necessary for the preparation of all such Pre-Distribution Income Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Pre-Distribution Income Tax Returns (reduced to five (5) days for state or local Pre-Distribution Income Tax Returns), each Party shall have a right to object to such Pre-Distribution Income Tax Return (or items with respect thereto) by written notice to the other Parties; such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii)                                  With respect to a Pre-Distribution Income Tax Return submitted by the Preparing Party to the other Parties pursuant to Section 2.1(c)(i), if the other Parties do not object by proper written notice within the time period described, such Pre-Distribution Income Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.1(c)(ii). If a Party does object by proper written notice within such applicable time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) days (reduced to two (2) days for state or local Pre-Distribution Income Tax Returns) prior to the Due Date for such Pre-Distribution Income Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.1 (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).

(iii)                               In the event that a Pre-Distribution Income Tax Return is filed that includes any disputed item for which proper notice was given pursuant to this Section 2.1(c) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Article XIII. In the event that the resolution of such disputed item (or items) in accordance with Article XIII with respect to a Pre-Distribution Income Tax Return is inconsistent with such Pre-Distribution Income Tax Return as filed, the Preparing Party (with cooperation from the other Parties) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Pre-Distribution Income Tax Return is adjusted as a result of a resolution pursuant to Article XIII, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Article III in a manner that reflects such resolution.

(iv)                              Notwithstanding anything to the contrary in this Section 2.1, in the case of any Income Tax Return for estimated Taxes (“Estimated Tax Returns”) for a Pre-Distribution Tax Period, to the extent not previously filed, as soon as practicable prior to the Due Date of each such Estimated Tax Return, the Preparing Party shall make available or cause to be made available drafts of such Estimated Tax Return (together with all related work papers) to each of the other Parties. The other Parties shall have access to any and all data and information necessary for the preparation of such Estimated Tax Returns and the Parties shall cooperate fully in the preparation and review of such Estimated Tax Returns. Subject to the preceding sentence, a Party shall have a right to object by written notice to the other Parties (and such written notice shall contain such disputed item (or items) and the basis for the objection) and the principles of Section 2.1(c)(ii) and Section 2.1(c)(iii) shall apply to such Estimated Tax Return.

Section 2.2                                      Responsibility of Parties to Prepare and File Straddle Income Tax Returns.

(a)                                  General. Subject to the rights and obligations of each of the Parties set forth herein, Schedule 2.2(a) sets forth the Preparing Party for all Straddle Income Tax Returns, and the manner in which the Parties will share the various costs associated with such preparation. The Party responsible, or whose Affiliate is responsible, for filing a Straddle Income Tax Return under applicable Law shall file or cause to be filed such Straddle Income Tax Return with the applicable Taxing Authority. All Straddle Income Tax Returns shall be prepared in a manner (i) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; and (ii) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions. Payments between a Party or any of its Affiliates and another Party or any of its Affiliates for reasonable preparation costs and expenses shall be treated as amounts deductible by the paying Party and its Affiliates pursuant to Section 162 of the Code, and none of the Parties or any of their Affiliates shall take any position inconsistent with such treatment, except to the extent a Final Determination with respect to the paying entity causes such payment to not be so treated (in which case the payment shall be treated in accordance with such Final Determination).

(b)                                 Tax Package. Each Party other than the Preparing Party shall (at its own cost and expense), to the extent that a Straddle Income Tax Return includes items of that Party or its Affiliates, prepare and provide or cause to be prepared and provided to the Preparing Party (and make available or cause to be made available to the other Party) a Tax Package relating to that Straddle Income Tax Return. Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Affiliates. In the event a Party does not fulfill its obligations pursuant to this Section 2.2(b), the Preparing Party shall be entitled, at the sole cost and expense of the first Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Straddle Income Tax Return.

(c)                                  Procedures Relating to the Preparation and Filing of Straddle Income Tax Returns.

(i)                                     In the case of Straddle Income Tax Returns, no later than thirty (30) days prior to the Due Date of each such Tax Return (reduced to ten (10) days for state or local Straddle Income Tax Returns), the Preparing Party shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to each of the other Parties. The other Parties shall have access to any and all data and information necessary for the preparation of all such Straddle Income Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Straddle Income Tax Returns (reduced to five (5) days for state or local Straddle Income Tax Returns), each Party shall have a right to object to such Straddle Income Tax Return (or items with respect thereto) by written notice to the other Parties; such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii)                                  With respect to a Straddle Income Tax Return submitted by the Preparing Party to the other Parties pursuant to Section 2.2(c)(i), if the other Parties do not object by proper written notice within the time period described, such Straddle Income Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.2(c)(ii). If a Party does object by proper written notice within such applicable time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) days (reduced to two (2) days for state or local Straddle Income Tax Returns) prior to the Due Date for such Straddle Income Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.1 (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).

(iii)                               In the event that a Straddle Income Tax Return is filed that includes any disputed item for which proper notice was given pursuant to this Section 2.2(c) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Article XIII. In the event that the resolution of such disputed item (or items) in accordance with Article XIII with respect to a Straddle Income Tax Return is inconsistent with such Straddle Income Tax Return as filed, the Preparing Party (with cooperation from the other Parties) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Straddle Income Tax Return is adjusted as a result of a resolution pursuant to Article XIII, proper adjustment shall be made to the amounts previously paid or required to be paid by the Parties in accordance with Article III in a manner that reflects such resolution.

(iv)                              Notwithstanding anything to the contrary in this Section 2.2, in the case of any Estimated Tax Returns for a Straddle Tax Period, to the extent not previously filed, as soon as practicable prior to the Due Date of each such Estimated Tax Return, the Preparing Party shall make available or cause to be made available drafts of such Estimated Tax Return

(together with all related work papers) to each of the other Parties. The other Parties shall have access to any and all data and information necessary for the preparation of such Estimated Tax Returns and the Parties shall cooperate fully in the preparation and review of such Estimated Tax Returns. Subject to the preceding sentence, a Party shall have a right to object by written notice to the other Parties (and such written notice shall contain such disputed item (or items) and the basis for the objection) and the principles of Section 2.2(c)(ii) and Section 2.2(c)(iii) shall apply to such Estimated Tax Return.

Section 2.3                                      Responsibility of Parties to Prepare and File Post-Distribution Income Tax Returns and Non-Income Tax Returns. Except as otherwise provided on Schedule 2.3, the Party or its Affiliate responsible under applicable Law for filing a Post-Distribution Income Tax Return or a Non-Income Tax Return shall prepare and file or cause to be prepared and filed that Tax Return (at that Party’s own cost and expense).

Section 2.4                                      Time of Filing Tax Returns; Manner of Tax Return Preparation. Each Tax Return shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder. Unless otherwise required by a Taxing Authority pursuant to a Final Determination, the Parties hereto shall prepare and file or cause to be prepared and filed all Tax Returns and take all other actions in a manner consistent with (and shall not take any position inconsistent with) any assumptions, representations, warranties, covenants, and conclusions provided by the Parties in connection with the Plan of Separation.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1                                      Responsibility of Tyco International for Taxes. Except as otherwise provided in this Agreement, Tyco International shall be liable for and shall pay or cause to be paid the following Taxes:

(a)                                  to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns that Tyco International is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1;

(b)                                 to the applicable Taxing Authority, any Taxes due and payable on all Straddle Income Tax Returns that Tyco International is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2;

(c)                                  to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that Tyco International is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3;

(d)                                 to Tyco Electronics, the Tyco International Allocable Portion computed with respect to the Tyco International-Tyco Electronics Shared Entities; and

(e)                                  to Tyco Healthcare, the Tyco International Allocable Portion computed with respect to the Tyco International-Tyco Healthcare Shared Entities.

Section 3.2                                      Responsibility of Tyco Electronics for Taxes. Except as otherwise provided in this Agreement, Tyco Electronics shall be liable for and shall pay or cause to be paid the following Taxes:

(a)                                  to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns that Tyco Electronics is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1;

(b)                                 to the applicable Taxing Authority, any Taxes due and payable on all Straddle Income Tax Returns that Tyco Electronics is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2;

(c)                                  to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that Tyco Electronics is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3;

(d)                                 to Tyco Healthcare, the Tyco Electronics Allocable Portion computed with respect to the Tyco Electronics-Tyco Healthcare Shared Entities; and

(e)                                  to Tyco International, the Tyco Electronics Allocable Portion computed with respect to the Tyco Electronics-Tyco International Shared Entities.

Section 3.3                                      Responsibility of Tyco Healthcare for Taxes. Except as otherwise provided in this agreement, Tyco Healthcare shall be liable for and shall pay or cause to be paid the following Taxes:

(a)                                  to the applicable Taxing Authority, any Taxes due and payable on all Pre-Distribution Income Tax Returns that Tyco Healthcare is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.1;

(b)                                 to the applicable Taxing Authority, any Taxes due and payable on all Straddle Income Tax Returns that Tyco Healthcare is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.2;

(c)                                  to the applicable Taxing Authority, any Taxes due and payable on all Post-Distribution Income Tax Returns and Non-Income Tax Returns that Tyco Healthcare is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3;

(d)                                 to Tyco Electronics, the Tyco Healthcare Allocable Portion computed with respect to the Tyco Healthcare-Tyco Electronics Shared Entities; and

(e)                                  to Tyco International, the Tyco Healthcare Allocable Portion computed with respect to the Tyco Healthcare-Tyco International Shared Entities.

Section 3.4                                      True-Up for Estimated Tax Payments. If payments of estimated Taxes are made prior to the Distributions for a Pre-Distribution Tax Period or a Straddle Tax Period for which a final Income Tax Return is prepared and filed pursuant to Sections 2.1 and 2.2, respectively (the “Previously Paid Estimated Taxes”), each Party shall be obligated for the excess

(if any) of (a) the amount of such Previously Paid Estimated Taxes that is attributable to such Party or its Affiliates, determined in accordance with the definitions of Tyco International Allocable Portion, Tyco Healthcare Allocable Portion, and Tyco Electronics Allocable Portion, over (b) the Previously Paid Estimated Taxes actually paid by that Party or its Affiliates. The amount for which a Party is obligated pursuant to the preceding sentence shall be paid to the Party or Parties with respect to which the amount calculated in (b) exceeds the amount calculated in (a) in the manner necessary to eliminate all such differences.

Section 3.5                                      Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party pursuant to this Article III shall be paid or caused to be paid by such Party to such other Party in accordance with Article VIII.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1                                      Refunds.

(a)                                  Each Party shall be entitled to Refunds that relate to Taxes for which it is liable to an applicable Taxing Authority; provided, however, any Refunds of Taxes reported on an Income Tax Return that is the subject of a Pre-Distribution U.S. Income Tax Audit or a Pre-Distribution Transfer Pricing Tax Audit, shall be shared by the Parties in accordance with their respective Sharing Percentages.

(b)                                 Notwithstanding Section 4.1(a), to the extent a claim for a Refund is reasonably likely to result in a Correlative Detriment to one or more of the Parties, any such Refund that is received by one or more of the Parties shall, and only to the extent thereof, be paid proportionately to the Parties that are reasonably likely to realize such detriment. A “Correlative Detriment” is an increase in a current year Tax payment obligation by a Party or a reduction in a current year Tax benefit of a Party not otherwise entitled to a Refund under the prior sentence that occurs as a direct result of the Tax position that is the basis for the Refund or the claim therefor.

(c)                                  Any Refund to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party, shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VIII. To the extent a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to another Party (or Parties) pursuant to this Section 4.1, such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

Section 4.2                                      Carrybacks. Each of the Parties shall be permitted (but not required) to carryback (or to cause its Affiliates to carryback) a Tax Attribute realized in a Post-Distribution

Tax Period or a Straddle Tax Period to a Pre-Distribution Tax Period or a Straddle Tax Period only if such carryback cannot result in one or more other Parties (or their Affiliates) being liable for additional Taxes. If a carryback could result in one or more Parties (or their Affiliates) being liable for additional Taxes, such carryback shall be permitted only if all of such Parties consent to such carryback. Any Party that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that arise as a result of the subsequent adjustment, if any, to the carryback claim.

Section 4.3                                      Amended Tax Returns.

(a)                                  Notwithstanding Sections 2.1 and 2.2, a Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period for members of its Tax Group shall be permitted to prepare and file an amended Tax Return; provided, however, that (i) such amended Tax Return shall be prepared in a manner (x) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; and (y) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (ii) if such amended Tax Return could result in one or more other Parties becoming responsible for a payment of Taxes pursuant to Article III or a payment to a Party pursuant to Article IX, such amended Tax Return shall be permitted only if the consent of such other Parties is obtained. The consent of such other Parties shall not be withheld unreasonably and shall be deemed to be obtained in the event that a Party or its Subsidiary is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article IX.

(b)                                 A Party or its Subsidiary that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of any Party.

(c)                                  A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.

Section 4.4                                      Agreement from Party Administering and Controlling Audit. Notwithstanding anything to the contrary in this Article, any carryback or amended Tax Return otherwise permitted pursuant to Sections 4.2 and 4.3, respectively, shall only be made at the time and in the manner determined by the Party that would be responsible under Article IX for administering and controlling any Audit that arises with respect to the Tax Return to which the carryback or the amended Tax Return relates, if different than the Party that wants (or whose Subsidiary wants) to exercise its rights under Section 4.2 or Section 4.3.

ARTICLE V

DISTRIBUTION TAXES

Section 5.1                                      Liability for Distribution Taxes. In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a)                                  No Fault. If such Distribution Taxes are not attributable to the Fault of any Party or any of its Affiliates, the responsibility for such Distribution Taxes shall, if (i) certain and known to the Parties at the time of the Distributions, reside with the Party or Parties responsible for the payment of such Taxes under Article III, but only to the extent certain and known; and (ii) not described in (i) above, be shared by the Parties in accordance with their Sharing Percentages.

(b)                                 Fault. If such Distribution Taxes are attributable to the Fault of one or more Parties or any of their Affiliates, the responsibility for such Distribution Taxes shall reside with the Party or Parties at Fault. If more than one Party is at Fault, the responsibility for the Distribution Taxes shall be allocated equally among all of the Parties at Fault.

(c)                                  Timing of Payment of Taxes. The Party or Parties that are responsible for Distribution Taxes pursuant to this Section 5.1 shall pay their shares of such Distribution Taxes to the applicable Taxing Authority or to one or more of the other Parties (as the case may be) on or prior to the Due Date of such Distribution Taxes. To the extent not contrary to the preceding sentence, all amounts required to be paid by one Party to another Party pursuant to this Article V shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.

Section 5.2                                      Payment for Use of Tax Attributes by Parties at Fault. Notwithstanding Section 5.1, if a Party is at Fault within the meaning of Section 5.3, and such Fault would have resulted in Distribution Taxes becoming due and payable but for the use of the Tax Attributes of one or more other Parties, the Party at Fault shall pay to each such other Party the amount of Distribution Taxes that did not become due and payable as a result of the use of that other Party’s Tax Attributes. For purposes of this Section 5.2, the Parties shall assume an effective tax rate of thirty-eight percent (38%).

Section 5.3                                      Definition of Fault. For purposes of this Agreement, Distribution Taxes shall be deemed to result from the fault (“Fault”) of a Party if such Distribution Taxes are directly attributable to, or result from:

(a)                                  any act, or failure or omission to act, by such Party or any of such Party’s Affiliates following the Distributions that results in one or more Parties (or any of their Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver in accordance with Section 5.4, or (ii) occurs during or after the Restricted Period, or

(b)                                 the direct or indirect acquisition of all or a portion of the stock of such Party or of any of the Section 355 Entity (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any person including pursuant to an issuance of stock by such Party or any of its Affiliates.

Section 5.4                                      Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period. During the Restricted Period, no Party shall:

(a)                                  enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to any Section 355 Entity;

(b)                                 merge or consolidate with any other Person or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any Section 355 Entity or ATOB Entity;

(c)                                  approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(d)                                 approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any ATOB Entity;

(e)                                  sell or otherwise dispose of more than 35 percent (35%) of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than 35 percent (35%) of the consolidated gross or net assets of any Section 355 Entity (in each case, excluding sales in the ordinary course of business and measured based on fair market values as of the date of the applicable Distribution or other transaction);

(f)                                    amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of the stock of such Party, a Section 355 Entity, or a Transferee Entity;

(g)                                 issue shares of a new class of nonvoting stock or approve or allow any Section 355 Entity or Transferee Entity to issue shares of a new class of nonvoting stock;

(h)                                 purchase, directly or through any Affiliate, any of its outstanding stock after the Distributions, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30;

(i)                                     approve or allow payment of an extraordinary distribution by a Transferee Entity to a Transferor Entity, or a redemption of shares of a Transferee Entity held by a Transferor Entity (in the case of any Transferee Entity or Transferor Entity, including any successor thereto);

(j)                                     approve or allow an extraordinary contribution to any Section 355 Entity (or any successor thereto) by its shareholder or shareholders (or any successor(s) thereto);

(k)                                  take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with the representations and covenants made in the IRS Ruling or in the Tax Representation Letters, or that is inconsistent with any rulings or opinions in the IRS Ruling or any Tax Opinion; or

(l)                                     take any action or permit any of its Affiliates to take any action that, in the aggregate (taking into account other transactions described in this Section 5.4) would be reasonably likely to jeopardize Tax-Free Status;

provided, however, that a Party (the “Requesting Party”) shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (l) if, prior to taking any such actions:  (1) such Requesting Party or Tyco International shall have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority (a “Post-Distribution Ruling”), in form and substance reasonably satisfactory to the other Parties that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; (2) such Requesting Party shall have received an Unqualified Tax Opinion in form and substance reasonably satisfactory to the other Parties that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; or (3) such Requesting Party shall have received a written statement from each of the other Parties that provides that such other Party waives the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph. The evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. The Requesting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the other Parties for all reasonable out-of-pocket costs and expenses that such Parties may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

Section 5.5                                      Advance Disclosure of Non-Public Transactions. In the event of a transaction contemplated by a Party that is described in Section 5.4(a) or Section 5.4(b) and that has not been disclosed to the general public, such Party shall make an advance disclosure of such transaction to the Chief Financial Officers of the other Parties as soon as practicable and prior to a favorable recommendation of such transaction to the Board of Directors of such Party. The other Parties shall take all reasonable measures to protect against the public disclosure of such transaction. Nothing in this Section 5.5 shall be construed to limit a Party’s rights or obligations set forth in Section 5.4.

Section 5.6                                      Qualified Tax Counsel Advance Conflict Waiver. Unless prohibited by Law or the ethical rules applicable to attorneys, each of the Parties agrees to waive or to cause its Affiliates to waive in advance any conflicts that must be waived (determined by Qualified Tax Counsel in its sole discretion) to permit Qualified Tax Counsel to issue any Unqualified Tax Opinions to be obtained by a Party pursuant to this Article V.

ARTICLE VI

EMPLOYEE BENEFIT MATTERS

Section 6.1                                      Deferred Compensation Deductions.

(a)                                  Entitlement to Deductions. Any Deferred Compensation Deduction arising after the Distribution Date shall be claimed solely by the Party (or the appropriate Affiliate of that Party) that employs the individual with respect to whom such Deferred Compensation Deduction arises at the time that it arises or, if such individual is not then employed by any Party or a Party’s Affiliate, by the Party (or the appropriate Affiliate of that Party) that last employed such individual. If, as a result of a Final Determination, a Deferred Compensation Deduction is disallowed in whole or in part to the Party (the “Employing Party”) or its Affiliate claiming such Deferred Compensation Deduction pursuant to the preceding sentence, then any other Party (“Claiming Party”) or its Affiliates shall at the request of the Employing Party make a claim for all such deductions (“Claimed Deductions”); provided, however, that the Employing Party has delivered to the Claiming Party (i) an opinion of counsel in a form satisfactory to the Claiming Party that confirms that the Claimed Deductions should be sustained based on the Final Determination, and (ii) an acknowledgement that the Employing Party will reimburse the Claiming Party for all reasonable expenses incurred by the Claiming Party or any of its Affiliates as a result of claiming the Claimed Deductions. Upon a subsequent Final Determination in favor of the Claiming Party or one or more of its Affiliates for the Claimed Deductions, the Claiming Party shall pay to the Employing Party any Tax Benefit Actually Realized by the Claiming Party or its Affiliates in the taxable year that the Claiming Party or one or more of its Affiliates asserts its claim to the Claimed Deductions.

(b)                                 Withholding and Reporting. The Employing Party that claims (or any Affiliate of which claims) the Deferred Compensation Deduction described in Section 6.1(a) shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations in respect to the deferred compensation that gives rise to the Deferred Compensation Deduction. The Parties to this Agreement shall cooperate (and shall cause their Affiliates to cooperate) so as to permit the Employing Party or its Affiliates claiming such Deferred Compensation Deduction to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of the Employing Party or one or more of its Affiliates as the withholding and reporting agent if the Employing Party or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Law.

ARTICLE VII

INDEMNIFICATION

Section 7.1                                      Indemnification Obligations of Tyco International. Tyco International shall indemnify Tyco Healthcare and Tyco Electronics and hold them harmless from and against (without duplication):

(a)                                  all Taxes and other amounts for which the Tyco International Group is responsible under this Agreement; and

(b)                                 all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant, or obligation of Tyco International under this Agreement.

Section 7.2                                      Indemnification Obligations of Tyco Healthcare. Tyco Healthcare shall indemnify Tyco International and Tyco Electronics and hold them harmless from and against (without duplication):

(a)                                  all Taxes and other amounts for which the Tyco Healthcare Group is responsible under this Agreement; and

(b)                                 all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant, or obligation of Tyco Healthcare under this Agreement.

Section 7.3                                      Indemnification Obligations of Tyco Electronics. Tyco Electronics shall indemnify Tyco International and Tyco Healthcare and hold them harmless from and against (without duplication):

(a)                                  all Taxes and other amounts for which the Tyco Electronics Group is responsible under this Agreement; and

(b)                                 all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of Tyco Electronics under this Agreement.

ARTICLE VIII

PAYMENTS

Section 8.1                                      Payments

(a)                                  General. Unless otherwise provided in this Agreement, in the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement:

(i)                                     Aggregate Payments of Less than $10 Million. If such payments are in the aggregate less than $10 million during the calendar quarter, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party in accordance with Section 14.3 during the calendar quarter in which the obligation giving rise to the indemnification payment must be satisfied, and the Indemnifying Party shall be required to make payment to the Indemnified Party within ten (10) Business Days after the end of the calendar quarter in which written notice of such payment is delivered to the Indemnifying Party (or, if later, within thirty (30) Business Days of such delivery).

(ii)                                  Payments Equal to or Greater than $10 Million. If such payments are individually or in the aggregate equal to or greater than $10 million, the Indemnified Party shall deliver written notice of the payment to the Indemnifying Party in accordance with Section 14.3 at least ten (10) Business Days in advance of the date or dates on which the obligations giving rise to the indemnification payment must be satisfied (in the case of aggregate payments in excess of $10 million, the earliest date that any such payment must be satisfied), and the Indemnifying Party shall be required to make payment to the Indemnified Party no later than five (5) Business Days after receipt of such notice. The Indemnified Party shall, within one (1) Business Day after the date on which the obligation giving rise to the indemnification payment is satisfied, pay interest to the Indemnifying Party that accrues (at a rate equal to one (1) week LIBOR minus 25 basis points) on the amount of such payment from the date of receipt of such payment by the Indemnified Party until the date on which the obligation is satisfied.

(b)                                 Procedural Matters. The written notice delivered to the Indemnifying Party in accordance with Section 14.3 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to another Party pursuant to this Section 8.1 shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 8.1, such Indemnifying Party shall not be considered to be in breach of its covenants and obligations established in this Section 8.1 unless and until such failure exists on the date on which the obligation giving rise to the indemnification payment must be satisfied; provided, however, that the Indemnifying Party shall pay to the Indemnified Party (i) interest that accrues (at a rate equal to the Prime Rate plus 200 basis points) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; and (ii) any costs or expenses, including any breakage costs, incurred by the Indemnified Party to secure such payment or to satisfy the Indemnifying Party’s portion of the obligation giving rise to the indemnification payment.

Section 8.2                                      Treatment of Payments made Pursuant to Tax Sharing Agreement. Unless otherwise required by a Final Determination or this Agreement, for U.S. federal Tax purposes, any payment made pursuant to this Agreement by:

(a)                                  a Spinco Party to Tyco International shall be treated for all Tax purposes as a distribution by such Spinco Party to Tyco International with respect to stock of the Spinco Party under Section 301 of the Code occurring after the Spinco Party is directly owned by Tyco International and immediately before the applicable Distribution;

(b)                                 Tyco International to either of the Spinco Parties shall be treated for all Tax purposes as a tax-free contribution by Tyco International to the appropriate Spinco Party with respect to its stock occurring after the Spinco Party is directly owned by Tyco International and immediately before the applicable Distribution;

(c)                                  a Spinco Party to another Spinco Party shall be treated for all Tax purposes as a distribution by the first Spinco Party to Tyco International with respect to stock of that Spinco Party under Section 301 of the Code occurring after the Spinco Party is directly owned by Tyco International and immediately before the applicable Distribution followed by a tax-free contribution by Tyco International to the recipient Spinco Party with respect to its stock occurring after the Spinco Party is directly owned by Tyco International and immediately before the applicable Distribution; and

in each case, none of the Parties shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this

Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its reasonable best efforts to contest such challenge.

Section 8.3                                      Treatment of Payments made Pursuant to Separation and Distribution Agreement. Unless otherwise required by a Final Determination or this Article VIII, for U.S. federal Tax purposes, payments made pursuant to the Separation and Distribution Agreement shall be treated in accordance with the principles set forth in Section 8.2. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to the Separation and Distribution Agreement should be other than as set forth in this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its reasonable best efforts to contest such challenge.

Section 8.4                                      Payments Net of Tax Benefit Actually Realized. All amounts required to be paid by one Party to another pursuant to this Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Subsidiaries in the taxable year that the payment or event occurs that gives rise to the indemnification obligation.

ARTICLE IX

AUDITS

Section 9.1                                      Notice. Within fifteen (15) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority (reduced to five (5) Business Days for written notices received from a state or local Taxing Authority) of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Parties of such receipt and send such notice to the other Parties via overnight mail. The failure of one Party to notify the other Parties of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

Section 9.2                                      Pre-Distribution Audits.

(a)                                  Determination of Administering Party. Subject to Sections 9.2(b), 9.2(c), and 9.2(d):

(i)                                     Tyco International and its Subsidiaries shall administer and control all Pre-Distribution U.S. Income Tax Audits and all Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audits.

(ii)                                  Tyco International and its Subsidiaries shall administer and control all Pre-Distribution Transfer Pricing Tax Audits to the extent such Audits relate or are attributable to a U.S. entity; provided, however, that all other Pre-Distribution Transfer Pricing Tax Audits shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits.

(iii)          Pre-Distribution Non-Income or Non-U.S. Tax Audits shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits.

(b)           Administration and Control; Cooperation. Except in the event of a Change of Control or a Bankruptcy of the Audit Management Party as provided below, the Audit Management Party shall have absolute authority to make all decisions (determined in its sole discretion) with respect to the administration and control of such Audit, including the selection of all external advisors. In that regard, the Audit Management Party (i) may in its sole discretion settle or otherwise determine not to continue to contest any issue related to such Audit without the consent of the other Parties, and (ii) shall, as soon as reasonably practicable and prior to settlement of an issue that could cause one or more other Parties to become responsible for Taxes under Section 9.3, notify the Audit Representatives of such other Parties of such settlement. The other Parties shall (and shall cause their Affiliates to) undertake all actions and execute all documents (including an extension of the applicable statute of limitations) that are determined in the sole discretion of the Audit Management Party to be necessary to effectuate such administration and control. The Parties shall in good faith cooperate with each other in connection with such Audit and shall provide or cause their Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner. The Parties agree to use reasonable best efforts to cooperate fully in connection with an Audit (in a manner that will preserve for the Parties the attorney-client privilege, work product, or other privilege with respect thereto). Notwithstanding anything to the contrary in this Section 9.2(b), after a Change of Control or a Bankruptcy of the Audit Management Party, the Audit Management Party shall not, prior to the resolution of the vote permitted under Section 9.2(d)(ii) as a result of such Change of Control or Bankruptcy (including the failure of any Party to submit an Administration Vote Notice with respect to such Change of Control), choose to litigate any issue with respect to an Audit or make any decision to change the forum or jurisdiction with respect to which an issue arising under an Audit is being litigated, without the prior written consent of all of the Parties.

(c)           Participation Rights of Parties with respect to Audits. Each Party that would be responsible under Section 9.3 for Taxes resulting from an Audit (other than the Audit Management Party) shall have limited participation rights as set forth in this Section 9.2(c) with respect to such Audit. Promptly after notification of an Audit pursuant to Section 9.1, the Audit Management Party shall arrange for a meeting or conference call that includes all of the other Parties that have the right to participate in such Audit pursuant to this Section 9.2(c) to plan for the management of such Audit. Thereafter, these Parties shall arrange for a meeting or conference call to be held on a reasonable periodic basis as necessary to facilitate regular communication on the administration of the Audit, to enable the Parties to discharge their obligations under this Agreement, and to satisfy any of such Parties’ (or their Subsidiaries’) financial reporting or other regulatory requirements; provided, however, that such meeting or call shall be held quarterly or on a more frequent basis as the Parties may agree.

(d)           Change in Audit Management Party.

(i)            Upon (a) the second anniversary following the Effective Time and annually on each anniversary date thereafter; (b) the expiration of the six (6) month period following a Change of Control of the Audit Management Party; and (c) the expiration of the six (6) month period following a Bankruptcy of the Audit Management Party (each of (a), (b), and (c), a “Tax Management Change Event”), a Party’s Audit Representative may call for a vote to decide whether the current Audit Management Party should be replaced by another Party by providing written notice of such vote to the other Parties thirty (30) days prior to such Tax Management Change Event (“Administration Vote Notice”).

(ii)           Within fifteen (15) days after the other Parties’ receipt of an Administration Vote Notice, the Parties’ Audit Representatives shall meet together (either in person, telephonically or by other electronic means) and discuss any information that is deemed to be relevant to the Parties’ vote. Thirty (30) days after the other Parties’ receipt of an Administration Vote Notice, the Board of Directors of each of the Parties shall submit to the other Parties a written vote identifying the one Party that it casts its vote for to be appointed the Audit Management Party.

(iii)          In the case of a vote under (ii) above, if a Party other than the current Audit Management Party receives a majority in number of the votes of the Parties, that Party (the “Elected Party”) and its Subsidiaries shall be appointed the new Audit Management Party upon delivery of written acceptance of the appointment to each other Party within five (5) days after the vote (“Acceptance Notice”). If the Elected Party delivers the Acceptance Notice, then the Elected Party shall immediately have and assume all of the rights and obligations of the Audit Management Party under this Agreement. Except as provided in Section 9.2(d)(iv), upon delivery of the Acceptance Notice, the Replaced Audit Management Party shall have no further rights or obligations as the Audit Management Party (other than for any expense or cost reimbursements incurred prior to its replacement). If (a) the current Audit Management Party receives a majority in number of votes, (b) no Party receives a majority of the votes cast, or (c) the Elected Party fails to deliver the Acceptance Notice, then the Audit Management Party shall remain the Party then appointed.

(iv)          If as a result of a vote under (ii) above, there is a replacement of the then appointed Audit Management Party (the “Replaced Audit Management Party”), the Replaced Audit Management Party shall use its reasonable best efforts to transition to the new Audit Management Party the administration and control of the ongoing Audits that the Replaced Audit Management Party was prior to its replacement responsible for administering and controlling pursuant to Section 9.2(a).

(v)           Each Party has the exclusive right to replace its respective Audit Representative provided that such Audit Representative must be an employee of such Party or any of its Affiliate, and in the event of such replacement, the applicable Party shall provide written notice of such replacement to the other Parties.

(e)           Sharing of Internal and External Costs and Expenses related to Pre-Distribution U.S. Income Tax Audits, Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audits, and Pre-Distribution Transfer Pricing Tax Audits.

(i)            External Costs and Expenses. All external costs and expenses (including all costs and expenses of calculating Taxes and other amounts payable hereunder) that are incurred by the Audit Management Party with respect to a Pre-Distribution U.S. Income Tax Audit, a Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audit, or a Pre-Distribution Transfer Pricing Tax Audit (including any costs and expenses incurred as a result of any reporting obligations that arise out of an Audit, such as the reporting of any Audit adjustments to the various U.S. states) shall be shared on an equal one-third (1/3) basis by each of the Parties. The Audit Management Party shall provide to the other Parties at the end of each calendar quarter an invoice for each other Party’s share of the external costs (along with supporting invoices received from the external service providers), and each other Party shall remit, within sixty (60) days after receipt of the invoice, payment of their share of the external costs to the Audit Management Party.

(ii)           Internal Costs and Expenses. The Audit Management Party shall estimate the internal costs and expenses that it expects will be incurred by the Boca Raton Audit Team (based on consistent past practices) during the five (5) year period that starts on the Distribution Date, and shall provide such estimate in writing to the other Parties within thirty (30) days of such Distribution Date. Each of the other Parties shall pay the Audit Management Party, within sixty (60) days of the beginning of each year in this five (5) year period, a fixed fee equal to (a) one-third (1/3) of the internal costs and expenses shown in the estimate provided by the Audit Management Party, divided by (b) 5. The Parties shall renegotiate this fee for succeeding periods prior to the end of such five (5) year period. No adjustment shall be made for any difference between the internal costs and expenses estimated by the Audit Management Party and the amount of such costs and expenses that are actually incurred by the Audit Management Party. The Parties acknowledge that they may incur internal costs and expenses related to an Audit that are not reimbursed pursuant to this Agreement and that the only internal costs and expenses that are subject to sharing and reimbursement are the internal costs incurred by the Audit Management Party as described above.

(f)            Treatment of Costs and Expenses related to Pre-Distribution U.S. Income Tax Audits, Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audits, and Pre-Distribution Transfer Pricing Tax Audits. Payments borne by the Parties or any of their Subsidiaries for costs and expenses relating to Pre-Distribution U.S. Income Tax Audits, Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audits, and Pre-Distribution Transfer Pricing Tax Audits shall be treated as amounts deductible by the paying Party (or its Subsidiary) pursuant to Section 162 of the Code, and none of the Parties or any of their Subsidiaries shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to the paying Party or its Subsidiary causes any such payment to not be so treated.

(g)           Geographical Movement of Audit. Notwithstanding anything to the contrary in this Section 9.2, (i) the Audit Management Party shall not move the administration and control of a Pre-Distribution U.S. Income Tax Audit or a Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audit from Boca Raton, FL without the prior consent of the other Parties; and (ii) all Pre-Distribution U.S. Income Tax Audits and Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audits must be administered and controlled in the same location. A vote to move the administration and control of a Pre-Distribution U.S. Income Tax Audit or a Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audit from Boca Raton, FL shall be made at the time and in the manner specified in Section 9.2(d).

Section 9.3             Payment of Audit Amounts.

(a)           Pre-Distribution U.S. Income Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution U.S. Income Tax Audit:

(i)            Tyco International shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco Healthcare, or Tyco Electronics (as the case may be) an amount equal to the Tyco International Sharing Percentage of the additional Taxes owed as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(ii)           Tyco Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco International, or Tyco Healthcare (as the case may be) an amount equal to the Tyco Electronics Sharing Percentage of the additional Taxes owed as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(iii)          Tyco Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco International, or Tyco Electronics (as the case may be) an amount equal to the Tyco Healthcare Sharing Percentage of the additional Taxes owed as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(b)           Pre-Distribution Transfer Pricing Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution Transfer Pricing Tax Audit:

(i)            Tyco International shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco Healthcare, or Tyco Electronics (as the case may be) an amount equal to the Tyco International Sharing Percentage of the additional Taxes owed as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(ii)           Tyco Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco International, or Tyco Healthcare (as the case may be) an amount equal to the Tyco Electronics Sharing Percentage of the additional Taxes owed as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(iii)          Tyco Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco International, or Tyco Electronics (as the case may be) an amount equal to the Tyco Healthcare Sharing Percentage of the additional Taxes owed as a result of such Final Determination that are attributable to a Pre-Distribution Tax Period or the portion of a Straddle Tax Period ending on the Distribution Date.

(c)           Pre-Distribution Non-Income or Non-U.S. Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution Non-Income or Non-U.S. Tax Audit (excluding Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audits that are addressed in Section 9.3(d)):

(i)            Tyco International shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco Healthcare, or Tyco Electronics (as the case may be) the Tyco International Allocable Audit Portion owed as a result of such Final Determination.

(ii)           Tyco Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco International, or Tyco Healthcare (as the case may be) the Tyco Electronics Allocable Audit Portion owed as a result of such Final Determination.

(iii)          Tyco Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco International, or Tyco Electronics (as the case may be) the Tyco Healthcare Allocable Audit Portion owed as a result of such Final Determination.

(d)           Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audits. In connection with any Final Determination with respect to a Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audit:

(i)            Tyco International shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco Healthcare, or Tyco Electronics (as the case may be) eighty-three percent (83%) of the amount owed as a result of such Final Determination.

(ii)           Tyco Electronics shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco International, or Tyco Healthcare (as the case may be) ten percent (10%) of the amount owed as a result of such Final Determination.

(iii)          Tyco Healthcare shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, Tyco International, or Tyco Electronics (as the case may be) seven percent (7%) of the amount owed as a result of such Final Determination.

(e)           Adjustments to Refunds. Notwithstanding Section 9.3(a), (b), (c), or (d), if a Final Determination with respect to an Audit includes an adjustment to a Refund previously received by a Party or its Affiliates, such Party shall be liable for one hundred percent (100%) of the amount owed to the extent of such recovery. For purposes of this Section 9.3(e), an amount shall be considered to be owed when it is actually paid or satisfied pursuant to an offset.

(f)            Payment Procedures. In connection with any Audit that results in an amount to be paid pursuant to Section 9.3(a), (b), (c), or (d), the Audit Management Party shall, within thirty (30) Business Days following a final resolution of such Audit, submit in writing to the other Parties a preliminary determination (calculated and explained in detail reasonably sufficient to enable the Parties to fully understand the basis for such determination and to permit such Parties and their Affiliates to satisfy their financial reporting requirements) of the portion of such amount to be paid by each of the Parties pursuant to Section 9.3(a), (b), (c), (d), or (e), as applicable. Each of the Parties and its Affiliates shall have access to all data and information necessary to calculate such amounts and the Parties and their Affiliates shall cooperate fully in the determination of such amounts. Within twenty (20) Business Days following the receipt by a Party of the information described in this Section 9.3(f), such Party shall have the right to object only to the calculation of the amount of the payment (but not the basis for the payment) by written notice to the other Parties; such written notice shall contain such disputed item or items and the basis for its objection. If no Party objects by proper written notice to the other Parties within the time period described in this Section 9.3(f), the calculation of the amounts due and owing from each Party shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.3(f). If any Party objects by proper written notice to the other Parties within such time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable in accordance with Article XIII. The Party or its Affiliate responsible for paying to the applicable Taxing Authority under applicable Law amounts owed pursuant to a Final Determination shall make such payments to such Taxing Authority prior to the due date for such payments. The other Parties shall reimburse the paying Party in accordance with Article VIII for the portion of such payments for which such other Parties are liable pursuant to this Section 9.3. The time periods specified above for submitting a preliminary determination and objecting may be shortened to a time period determined by a Majority of the Parties if these Parties ascertain that such shortened time period is necessary to meet the Audit obligations of the Parties and their Affiliates.

(g)           Advance Payment of Taxes. In the event that the Audit Management Party decides to contest the position of a Taxing Authority taken with respect to a Pre-Distribution U.S. Income Tax Audit, a Pre-Distribution Tyco (U.S.) Qualified Plan and TME Payroll Tax Audit, or a Pre-Distribution Transfer Pricing Tax Audit in a forum or jurisdiction that requires the prepayment or deposit of the Taxes (or security for the Taxes) in order to contest the Taxes determined by the Taxing Authority to be due and payable, each of the other Parties must pay to the Audit Management Party its portion of such prepayment determined in accordance with this Section 9.3; provided, however, if any Party’s portion of such prepayment exceeds $500 million, the Parties shall only be obligated to pay their portions of such prepayment if a Majority of the Parties votes in favor of the Audit Management Party’s decision as to choice of forum or jurisdiction. Each of the Parties shall deliver its written vote to the Audit Management Party within ten (10) days of its receipt of written notice of the Audit Management Party’s decision as to choice of forum or jurisdiction and the amount of the required prepayment. A recoupment of all or a portion of a prepayment of Taxes resulting from a Final Determination shall be paid to the Party or Parties that contributed to such prepayment, in proportion to such contributions. No Party shall be liable to any other Party in the event that a Final Determination does not allow for the recovery of all or a portion of a prepayment.

Section 9.4             Correlative Adjustments. If pursuant to a Final Determination there is a Correlative Adjustment attributable to a Pre-Distribution Non-Income or Non-U.S. Tax Audit that causes a Party or its Affiliate to become entitled to a tax benefit, such Party shall pay the amount of the Tax Benefit Actually Realized in the taxable year of the Final Determination to the Party that experiences (or whose Affiliate experiences) a tax detriment as a result of such Correlative Adjustment.

ARTICLE X

COOPERATION AND EXCHANGE OF INFORMATION

Section 10.1           Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refund,

Audits, determinations by Tyco International with respect to the allocation of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of any of the Parties or their respective Subsidiaries covered by this Agreement. Such cooperation shall include, without limitation:

(a)           the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b)           the execution of any document that may be necessary or reasonably helpful in connection with any Audit of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or Refund claim of the Parties or any of their respective Subsidiaries;

(c)           the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing (including without limitation any information contained in Tax or other financial information databases); and

(d)           the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be necessary or helpful in connection with any Tax Returns of any of the Parties or their Affiliates.

Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except for costs and expenses otherwise allocated among the Parties pursuant to this Agreement, including costs incurred under Article II and Article IX, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 10.1.

Section 10.2           Retention of Records. Subject to Section 10.1, if any of the Parties or their respective Subsidiaries intends to dispose of any documentation (including, without limitation, documentation that is being retained pursuant to IRS guidelines, such as Revenue Procedure 98-25 and Revenue Procedure 97-22) relating to the Taxes of the Parties or their respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Parties describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Parties may arrange to take delivery of the documentation described in the notice at their expense during the succeeding sixty (60) day period.

ARTICLE XI

ALLOCATION OF TAX ATTRIBUTES, DUAL CONSOLIDATED LOSSES AND OTHER TAX MATTERS

Section 11.1           Allocation of Tax Attributes.

(a)           General. To the extent not already provided, no later than twenty (20) Business Days after the end of each fiscal quarter ending on or after the Effective Time and on or prior to September 30, 2007, Tyco International shall provide to each of the Spinco Parties an estimate (or an updated estimate) of the Tax Attributes allocated or inuring to such Party and its Subsidiaries as a result of the Distributions and related transactions for U.S. federal, state, local, and non-U.S. Tax purposes; provided, however, that (i) the Tax Attributes listed on Schedule 11.1(a) shall be allocated on the basis described thereon, and (ii) the allocation of Tax Attributes by Tyco International shall be made in accordance with applicable Law (as reasonably determined by Tyco International) and consistent with the allocations of Tax Attributes reflected in the financial statements included in the registration statement filed on or with the Forms 10 and S-1, filed by each of Tyco Healthcare, Tyco Electronics, and Tyco International, as applicable.

(b)           Final Tax Attribute Allocation. No later than December 31, 2007, Tyco International shall provide to each of the Spinco Parties a final allocation of the Tax Attributes allocated to such Party and its Subsidiaries, which allocation shall be in accordance with the proviso in Section 11.1(a) (the “Final Tax Attribute Allocation”).

(c)           Consistency. None of the Parties or their Subsidiaries shall take any position inconsistent with the estimated allocation of Tax Attributes pursuant to Section 11.1(a) (in the case of positions taken prior to the Final Tax Attribute Allocation) or the Final Tax Attribute Allocation pursuant to Section 11.1(b) (in the case of positions taken at the time of or after the Final Tax Attribute Allocation), except to the extent that a reallocation of such Tax Attributes is required pursuant to a Final Determination.

Section 11.2           Dual Consolidated Losses.

(a)           For the U.S. federal affiliated group of which TUSHI is the Common Parent filing U.S. federal consolidated Tax Returns, Tyco International with assistance and cooperation from Tyco Electronics shall (and shall cause its Subsidiaries to) comply with all applicable reporting requirements contained in Treasury Regulations Sections 1.1503-2 and 1.1503-2T (or any successor Treasury Regulation) with respect to the Applicable TUSHI DCLs for each Tax year up to and including the Tax year that includes the Distribution Date.

(b)           For the U.S. federal affiliated group of which TYUSHI is the Common Parent filing U.S. federal consolidated Tax Returns, Tyco International (with assistance and cooperation from Tyco Electronics) shall (and shall cause its Subsidiaries to) comply with all applicable reporting requirements contained in Treasury Regulations Sections 1.1503-2 and 1.1503-2T (or any successor Treasury Regulation) with respect to the Applicable TYUSHI DCLs for each Tax year up to and including the Tax year that includes the Distribution Date.

(c)           In conjunction with the Distributions, Tyco International and Tyco Electronics shall (and if necessary shall cause their Subsidiaries to) enter into a closing agreement with the IRS as described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i) with respect to the Applicable TUSHI DCLs, provided that the Parties applicable Subsidiaries otherwise satisfy any applicable conditions for entering into such a closing agreement that are published by the IRS on or prior to the Distribution Date. In the event of a successor Treasury Regulation, Tyco International and/or Tyco Electronics shall (and if necessary shall cause their Subsidiaries to) execute any agreement or election required in lieu of or in addition to the closing agreement described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i). If, as a result of an act or omission by Tyco International, such a closing agreement or successor agreement or election is not entered in conjunction with the Distributions, then Tyco Electronics shall (or shall cause its Subsidiaries to) include any Applicable TUSHI DCL recapture income in its U.S. federal consolidated taxable income for the year of the Distributions and Tyco International shall be liable for and shall indemnify Tyco Electronics and its Affiliates for the U.S. Tax liability (before taking into account any Tax credit utilization) and all interest due pursuant to Treasury Regulations Section 1.1503-2(g)(2)(vii) or any successor Treasury Regulation.

(d)           In conjunction with the Distributions, Tyco International and Tyco Electronics shall (and if necessary shall cause their Subsidiaries to) enter into a closing agreement with the IRS as described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i) with respect to the Applicable TYUSHI DCLs, provided that the Parties applicable Subsidiaries otherwise satisfy any applicable conditions for entering into such a closing agreement that are published by the IRS on or prior to the Distribution Date. In the event of a successor Treasury Regulation, Tyco International and/or Tyco Electronics shall (and if necessary shall cause their Subsidiaries to) execute any agreement or election required in lieu of or in addition to the closing agreement described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i). If, as a result of an act or omission by Tyco International, such a closing agreement or successor agreement or election is not entered in conjunction with the Distributions, then Tyco Electronics shall (or shall cause its Subsidiaries to) include any Applicable TYUSHI DCL recapture income in its U.S. federal consolidated taxable income for the year of the Distributions and Tyco International shall be liable for and shall indemnify Tyco Electronics and its Affiliates for the U.S. Tax liability (before taking into account any Tax credit utilization) and all interest due pursuant to Treasury Regulations Section 1.1503-2(g)(2)(vii) or any successor Treasury Regulation.

(e)           If a closing agreement described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i) is entered into for the Applicable TUSHI DCLs, or if a similar agreement or election is entered pursuant to a successor Treasury Regulation, Tyco International shall (and shall cause its Subsidiaries to), with respect to the Applicable TUSHI DCLs, comply with all of the applicable DCL filing requirements contained in Treasury Regulations Sections 1.1503-2 and 1.1503-2T or any successor Treasury Regulation, including the filing of a “new (g)(2) election” as described in Treasury Regulations Section 1.1503-2T(g)(2)(iv)(B)(3)(iii) or any successor Treasury Regulation. This paragraph shall also apply in the event Tyco International or its Subsidiaries file a federal Tax Return for a taxable year following the Distributions at a time when a request for a closing agreement described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i) (or a request for a similar agreement under a successor Treasury Regulation) is pending with the IRS.

(f)            If a closing agreement described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i) is entered into for the Applicable TYUSHI DCLs, or if a similar agreement or election is entered pursuant to a successor Treasury Regulation, Tyco International shall (and shall cause its Subsidiaries to), with respect to the Applicable TYUSHI DCLs, comply with all of the applicable DCL filing requirements contained in Treasury Regulations Sections 1.1503-2 and 1.1503-2T or any successor Treasury Regulation, including the filing of a “new (g)(2) election” as described in Treasury Regulations Section 1.1503-2T(g)(2)(iv)(B)(3)(iii) or any successor Treasury Regulation. This paragraph shall also apply in the event Tyco International or its Subsidiaries file a federal Tax Return for a taxable year following the Distributions at a time when a request for a closing agreement described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i) (or a request for a similar agreement under a successor Treasury Regulation) is pending with the IRS.

(g)           If, subsequent to the Distributions, an event occurs that requires an Applicable TUSHI DCL to be recaptured pursuant to Treasury Regulations Section 1.1503-2(g)(2)(vii) and/or a closing agreement described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i), or if an event occurs that requires an Applicable TUSHI DCL to be recaptured pursuant to a successor to Treasury Regulations Section 1.1503-2(g)(2)(vii) and/or an agreement or election pursuant to a successor to Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i), Tyco International shall (or shall cause its Subsidiaries to) include the DCL recapture in its U.S. federal consolidated taxable income and shall pay any associated interest due pursuant to the applicable Treasury Regulation and/or agreement or election.

(h)           If, subsequent to the Distributions, an event occurs that requires an Applicable TYUSHI DCL to be recaptured pursuant to Treasury Regulations Section 1.1503-2(g)(2)(vii) and/or a closing agreement described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i), or if an event occurs that requires an Applicable TYUSHI DCL to be recaptured pursuant to a successor to Treasury Regulations Section 1.1503-2(g)(2)(vii) and/or an agreement or election pursuant to a successor to Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3)(i), Tyco International shall (or shall cause its Subsidiaries to) include the DCL recapture in its U.S. federal consolidated taxable income and shall pay any associated interest due pursuant to the applicable Treasury Regulation and/or agreement or election.

(i)            For purposes of this Agreement:

(i)            “DCL” means “dual consolidated loss” within the meaning of Section 1503(d) of the Code and Treasury Regulations Section 1.1503-2(c)(5).

(ii)           “SU” means “separate unit” within the meaning of Treasury Regulations Sections 1.1503-2(c)(3) and 1.1503-2(c)(4).

(iii)          “DRC” means “dual resident corporation” within the meaning of Treasury Regulations Section 1.1503-2(c)(2).

(iv)          “Applicable TUSHI DCLs” means each of the DCLs with respect to interests in the entities (or non-U.S. branches of the entities) that constitute SUs and that are listed on Schedule 11.2(i)(iv).

(v)           “Applicable TYUSHI DCLs” means each of the DCLs with respect to interests in the entities (or non-U.S. branches of the entities) that constitute SUs and that are listed on Schedule 11.2(i)(v).

(j)            Notwithstanding anything to the contrary in this Agreement, in the event of a breach of an obligation of a Party pursuant to this Section 11.2, (i) in connection with any Tax liability for a Post-Distribution Tax Period, the breaching Party’s indemnification obligation to the non-breaching Party (or Parties) pursuant to Article VII shall be determined without regard to any Tax credit utilization, and (ii) in connection with any Tax period other than a Post-Distribution Tax Period, in addition to the obligations of a breaching Party pursuant to Article VII, the breaching Party shall indemnify the other Parties for the aggregate amount of all Credit Carryovers and/or other Tax Attributes that would have been apportioned to such Party and its Subsidiaries under applicable principles of the Code and the Treasury Regulations thereunder (and Article XI hereof) as of its first Post-Distribution Tax Period had the breach not occurred (without applying a discount for the time value of money or for the future lack of certainty of realization and assuming an effective Tax rate of thirty-eight percent (38%)).

Section 11.3           Payment for Use of Certain Tax Attributes. If Tyco Healthcare utilizes any Tax Attribute described in Schedule 11.3 during a Tax year, resulting in a Tax Benefit Actually Realized in that year, Tyco Healthcare shall promptly notify the other Parties and shall pay each of the other Parties, within fifteen (15) days after the realization of the Tax Benefit Actually Realized, one-third (1/3) of the amount of such Tax Benefit Actually Realized. Tyco Healthcare shall not withhold on any payment made to a Party pursuant to this Section 11.3, provided that on or prior to the date of payment such Party provides Tyco Healthcare with an opinion of counsel that such payment should not be subject to federal income Tax withholding. If any Tax Attribute with respect to which payment is made pursuant to this Section 11.3 is subsequently disallowed pursuant to a Final Determination, the Parties shall share any amount owed as a result of such Final Determination that is attributable to the disallowance of such Tax Attribute in accordance with how the benefit of such Tax Attribute was shared under this Section 11.3.

Section 11.4           Consistency with IRS Ruling and Tax Opinions. The Parties shall not take any action or fail to take any action, or permit any of their Affiliates to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the IRS Ruling, the Tax Representation Letters, or the Tax Opinions.

Section 11.5           Third Party Tax Indemnities and Benefits. Notwithstanding anything to the contrary in this Agreement, the Parties shall share in accordance with their Sharing Percentages (a) any duty or obligation (contractual or otherwise) of a Party or any of its Affiliates, and (b) any benefits, in either case, that arose or is attributable to a period (or portion thereof) ending on or prior to the Distribution Date, to reimburse or be reimbursed by, as the case may be, a Person other than a Party or its Affiliates pursuant to a contractual Tax indemnity agreement entered into in conjunction with the acquisition or disposition of a business.

ARTICLE XII

DEFAULTED AMOUNTS

Section 12.1           General. In the event that one or more Parties defaults on its obligation to pay Distribution Taxes for which it is liable pursuant to Article V to another Party, then each non-defaulting Party shall be required to pay an equal portion of such Distribution Taxes to such other Party; provided, however, that no payment obligation shall exist under this Section 12.1 with respect to Distribution Taxes that are attributable to the Fault of one or more Parties; provided, further, that any payment of Distribution Taxes by a non-defaulting Party pursuant to this Section 12.1 shall in no way release the defaulting Party from its obligations to pay such Distribution Taxes and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such payment by a non-defaulting Party at a rate per annum equal to the then applicable Prime Rate plus four percent (4%), or the maximum legal rate, whichever is lower. In connection with the foregoing, it is expressly understood that any defaulting Party’s rights to any amounts to be received by such defaulting Party hereunder may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party to pay the Distribution Taxes (and obligations for Assumed Tyco Contingent Liabilities as such term is defined for purposes of the Separation and Distribution Agreement) that are borne by the non-defaulting Parties; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party or Parties.

Section 12.2           Subsidiary Funding. Without limitation of the Parties’ rights and obligations otherwise set forth in this Agreement and provided that no other Party has defaulted on any of its obligations pursuant to this Agreement, each Party agrees to provide or cause to be provided such funding as is necessary to ensure that its respective Subsidiaries are able to satisfy their respective Tax liabilities to a Taxing Authority that arise as a result of a Final Determination under Section 9.3 of this Agreement, including any such Tax liabilities that, upon default by a Party’s Subsidiary, may result in another Party’s Subsidiary paying or being required to pay the defaulted Tax liabilities to a Taxing Authority.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1           Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (“Dispute”), the general counsels of the relevant Parties (or such other executive officers designated by the relevant Party) shall negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the date of receipt by a Party of written notice of such Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 13.2 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved. If the general counsels of the relevant Parties (or such other executive officers designated by the relevant

Party) are unable to resolve the Dispute within forty-five (45) days from the receipt by a Party (or Parties) of a Dispute Notice (or within a different period agreed to by the relevant Parties in writing), the Dispute shall be resolved in accordance with Section 13.2(a) or Section 13.2(b) as the case may be.

Section 13.2           Mediation. If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Dispute, the Parties agree to submit the Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 13.3           Arbitration. Subject to Section 13.10, if the Dispute has not been resolved for any reason after the Mediation Period, such Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in New York City, in accordance with the then-existing Commercial Arbitration Rules of the AAA, except as modified herein (the “Rules”). There shall be three arbitrators. If there are only two Parties to the arbitration, each Party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. If there are three Parties to the arbitration, such Parties shall each appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. Any arbitrator not timely appointed by the Parties under this Section 13.3 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether a Dispute is arbitrable, whether arbitration has been waived, whether a Party to or assignee of this Agreement is bound to arbitrate, or as to the interpretation, applicability or enforceability of this Article XIII shall be determined by the arbitrators. In resolving any Dispute, the Parties intend that the arbitrators shall apply applicable Tax Laws and the substantive Laws of the State of New York, without regard to any choice of Law principles thereof that would mandate the application of the Laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including but not limited to (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings in accordance with the terms of this Agreement and applicable Law, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a third-party claim (and in such a case, only to the extent awarded in such third-party claim).

Section 13.4           Arbitration with Respect to Monetary Damages. Subject to Section 13.10, in the event the Dispute involves (a) valuation of a liability under (i) this Agreement, (ii) any Ancillary Agreement or (iii) any other agreement entered into by the Parties pursuant to this Agreement or any Ancillary Agreement, (b) an amount in controversy in a Dispute, or (c) an amount of damages following a determination of liability, the arbitration shall proceed in the following manner:  Each Party shall submit to the arbitrators and exchange with each other, on a schedule to be determined by the arbitrators, a proposed valuation, amount or damages, as the case may be, together with a statement, including all supporting documents or other evidence upon which it relies, setting forth such Party’s explanation as to why its proposal is reasonable and appropriate. The arbitrators, within fifteen (15) days of receiving such proposals and supporting documents, shall choose between the proposals and shall be limited to awarding only one of the proposals submitted.

Section 13.5           Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration. The Parties involved in the proceeding may agree in writing to extend the arbitration period if necessary to appropriately resolve the Dispute.

Section 13.6           Treatment of Negotiations, Mediation, and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference, arbitration, discussion, or arbitration award pursuant to this Article XIII shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, however, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences, and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

Section 13.7           Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XIII with respect to all matters not subject to such dispute resolution.

Section 13.8           Costs. Except as otherwise may be provided in this Agreement, the costs of any arbitration pursuant to this Article XIII shall be borne by the losing Party or Parties in such proportion as the arbitrator or arbitrators determine based on the facts and circumstances.

Section 13.9           Consolidation. The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Section 13.10         Exception to Arbitration. Notwithstanding anything in this Article XIII to the contrary, in the event that the matters described on Schedule 13.10 have been fully and finally completed, including the exhaustion of all appeals, if the Dispute has not been resolved for any reason after the Mediation Period, such Dispute may be subject to litigation in accordance with Sections 14.15 and 14.17.

ARTICLE XIV

MISCELLANEOUS

Section 14.1           Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 14.2           Survival. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 14.3           Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.3):

To Tyco International:

To Tyco Healthcare:

To Tyco Electronics:

Section 14.4           Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 14.5           Amendments. Subject to the terms of Section 14.8 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 14.6           Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 14.7           Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns; provided, however, that in no event shall a Party’s right to vote on a matter set forth herein be construed to permit any duplication of a Party’s vote by a successor, assignee, or other transferee. The Parties acknowledge that it is their intention to permit no more than three (3) parties to vote on any matter set forth herein.

Section 14.8           Certain Termination and Amendment Rights. This Agreement (including indemnification obligations hereunder) may be terminated and each Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of Tyco International without the approval of Tyco Healthcare or Tyco Electronics or the stockholders of Tyco International. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.

Section 14.9           No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

Section 14.10         Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the applicable Distribution Date.

Section 14.11         Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 14.12         Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.13         Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 14.14         Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 14.15         Consent to Jurisdiction. Subject to the provisions of Article XIII, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “ New York Courts “), for the purposes of any suit, action, or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article XIII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued there under. Each of the Parties further agrees that service of any process, summons, notice, or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit, or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 14.15. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.16         Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 14.17         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.17.

Section 14.18         Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure (as defined in the Separation and Distribution Agreement). A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event:  (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 14.19         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 14.20         Changes in Law.

(a)           Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b)           If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 14.21         Authority. Each of the Parties hereto represents to each of the other Parties that (a) it has the corporate power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 14.22         Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid, illegal, or unenforceable with a valid, legal, and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provision which it replaces.

Section 14.23         Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other Party or its respective Subsidiaries, on the other hand (other than this Agreement or in any other Ancillary Agreement), shall be or shall have been terminated as of the Distribution Date and, after the Distribution Date, none of such Parties (or their Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

Section 14.24         Exclusivity. Except as specifically set forth in the Separation and Distribution Agreement or any other Ancillary Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement with respect to such matters, this Agreement shall govern and control.

Section 14.25         No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

TYCO INTERNATIONAL LTD.

Name:
Title:

TYCO HEALTHCARE LTD.

Name:
Title:

TYCO ELECTRONICS LTD.

Name:
Title: